AMENDMENT
to
Master Transfer Agency and Service Agreement (the “Agreement”)
Between
State Street Bank and Trust Company (the “Transfer Agent”),
Calvert Investment Services, Inc. (“CIS”), and
Calvert Social Investment Fund, Calvert Responsible Index Series, Inc., Calvert Impact Fund, Inc., The Calvert Fund, Calvert World Values Fund, Inc., Calvert Management Series, Calvert Variable Series, Inc., Calvert SAGE Fund, and Calvert Variable Products Inc. (the “Funds”)

This Amendment is entered into on September 30, 2015 and made effective as of September 30, 2015 (the “Effective Date”), except as otherwise noted herein. In accordance with Section 15.1 (Amendment) of the Agreement between the Funds, CIS and the Transfer Agent dated April 3, 2007 and effective as of May 1, 2006, as amended (the “Agreement”), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Section 1.2 (Additional Services). Section 1.2 of the Agreement is hereby amended as follows:

a.	By revising subsection 1.2(d) to add the following new subparagraph at the end of the subsection:

“and (v) monitor orders for timely settlement, perform adjustment processing for trade corrections, and respond to intermediary calls with respect to resolving rejected transactions, system issues, research and related matters.”

b.	By inserting new subsection 1.2(e) as set forth below:

“(e) Call Center Services. The Transfer Agent shall answer telephone inquiries during mutually agreed upon hours, each business day on which the New York Stock Exchange is open for trading. The Transfer Agent shall answer and respond to inquiries from existing and prospective shareholders of the Funds and broker-dealers on behalf of such shareholders and such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests, transaction processing, and website assistance including password resets, in each case using scripts reviewed with CIS. Each quarter, the Transfer Agent shall strive to have no less than 98% of calls answered by a Transfer Agent representative during applicable call center hours. All metrics pertaining to services provided by the call center shall be provided in a monthly management report and the Transfer Agent shall provide CIS and the Funds with access to call center personnel during their due diligence visits. The Transfer Agent shall also make shareholder callouts as needed, where contact information is available, to attempt to resolve transaction requests that have not been received in good order.”

c.	By inserting new subsection 1.2(f) as set forth below:
“(f) RPO Mail Services. The Transfer Agent shall process any shareholder mail that is returned to the Transfer Agent by the post office as undeliverable (“RPO Mail”), including opening and scanning the RPO Mail, recording address changes when received, placing stop mail or stop purchase notations on the shareholder account as necessary, and attempting to contact such shareholders or their brokers by telephone, where telephone contact information is on file.”

d.	By deleting subsection 1.2(g) and replacing it with new subsection 1.2(g) as set forth below:

“(g) Inactive Shareholder Outreach Services. The Transfer Agent will identify: (i) accounts for which RPO Mail has been received that have been unresponsive to the two required SEC searches; (ii) accounts reflecting outstanding checks; and (iii) accounts where the date of last shareholder contact exceeds two years (“Inactive Shareholders”). The Transfer Agent will mail letters or make telephone calls to such Inactive Shareholders or to the financial advisor or representative of such shareholders, as directed by the Fund of CIS, requesting that they contact the Transfer Agent to keep the account active. With the approval of CIS or the Funds, the Transfer Agent may send a file of these Inactive Shareholders to a subcontractor (currently Venio LLC d/b/a “Keane”) for additional address searches and research to determine if any of the Inactive Shareholders are deceased. Keane will also mail a confirmation letter to any such Inactive Shareholders at the potential current addresses that it determines through its research. The letters will instruct the Inactive Shareholders to contact the Transfer Agent to update their accounts.

In the event that the Transfer Agent determines that a shareholder is deceased, the Transfer Agent may, with the consent of CIS or the Funds, provide Keane with such shareholder’s data and Keane will conduct additional research to locate an heir or beneficiary (“legal claimant”) at no charge to CIS or the Funds. If Keane finds a legal claimant, it will notify the person of the account and, may enter into a separate agreement with such legal claimant pursuant to which Keane would provide recovery assistance in exchange for a fee from the legal claimant that is not to exceed thirty-three and one-third percent of the account value. The Transfer Agent may receive compensation from Keane as a referral fee for each account recovered.”

2.	Section 12.1 (Termination of Agreement). Section 12 of the Agreement is amended by deleting Section 12.1 and replacing it with new Section 12.1 as set forth below:
“12.1    Term. Unless terminated pursuant to the provisions of this Section 12, the parties agree to extend the initial term of this Agreement (the “Initial Term”) through April 30, 2021 and this Agreement will thereafter renew automatically from year to year (each such year-to-year renewal term a “Renewal Term”).”

3.	Schedule 1.2(g) (Additional Telephone Support Services). Optional Schedule 1.2(g) to the Agreement is hereby deleted.

4.	All references in the Agreement to “Calvert Social Index Series, Inc.” are hereby replaced by “Calvert Responsible Index Series.”

5.
Schedule 3.1. (Fees and Expenses) Schedule 3.1 to the Agreement is replaced and revised to the extent noted on the attached Schedule 3.1 which is effective from September 30, 2015 through April 30, 2021, attached hereto.

6.
Recitals Incorporated; Definitions. The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

7.	Schedules Incorporated. All schedules referenced in this Amendment are incorporated herein.

8.	Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

9.
Counterpart Signatures. This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement. A signature page forwarded as an electronic image for attachment to an assembled document shall be deemed delivery of an original signature page.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

CALVERT SOCIAL INVESTMENT FUND
CALVERT RESPONSIBLE INDEX SERIES, INC.
CALVERT IMPACT FUND, INC.
THE CALVERT FUND
CALVERT WORLD VALUES FUND, INC.
CALVERT MANAGEMENT SERIES
CALVERT VARIABLE SERIES, INC.
CALVERT SAGE FUND
CALVERT VARIABLE PRODUCTS, INC.

By: /s/Andrew Niebler

Name: Andrew Niebler

Title: Assistant Vice President

STATE STREET BANK AND TRUST COMPANY	CALVERT INVESTMENT SERVICES, INC.

By: /s/Gunjan Kedia	By: /s/Vicki L. Benjamin

Name: Gunjan Kedia	Name: Vicki L. Benjamin

Title: Executive Vice President	Title: Executive Vice President, Chief
Financial Officer and Treasurer

SCHEDULE 3.1
FEES AND EXPENSES1
Effective: September 30, 2015 through April 30, 20212

Annual Account Maintenance Fees:
Direct Account Service Fees	$11.75 per Account
Networked Account Service Fees	$ 3.75 per Account

Other Account Fees:
12b-1 Fees	$ 1.20 per Account
AML Non-Networked Accounts	$ 0.40 per Account
AML Networked Accounts	$ 0.25 per Account
Closed Accounts	$ 2.00 per Closed Account
Fiduciary Fee[3]	$ 2.00 per Account

Fees are billable on a monthly basis at a rate of 1/12 of the annual fee. The monthly fee for an open account shall be charged in the month during which an account is opened through the month such account is closed.

CUSIP/Base Fees:
NSCC Processing Fee	$1,500 per CUSIP
Complex Base Fee	$675,000 per year

Compliance Plus Fee	$50,000 per year

Activity-Based Fees:
New Account Set – Up	$ 6.00 per item
Manual Transactions	$ 3.50 per item
Listbill Transactions	$ 7.50 per item
Correspondence	$ 7.00 per item

Call Center/Customer Services Fee[4]
Annual Client Services Support Fee	$300,000 per year
Per Call Fee
0 through 40,000 calls	$14.00
40,001 and above calls	$12.00

Reimbursable Expense (Billed as Incurred)
Reimbursable expenses include but are not limited to: confirmation and statement development and subsequent production and postage, AML/CIP, regulatory compliance, Compliance+, escheatment, excessive trade monitoring, NSCC, freight, postage, long distance telephone calls, records retention, customized programming/enhancements, federal wire fees, transcripts, microfiche, disaster recovery, hardware at the Funds’ or CIS’ facility, and telecommunications/network configuration, incoming/outgoing call usage, state tax reporting and lost shareholder search and tracking.

_____________________________________

1Commencing on May 1, 2018, the fees are subject to an annual cost of living increase equal to the lesser of (i) the most recent year-over-year percentage increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT (not seasonally adjusted), as published by the US Department of Labor and (ii) four percent. The Transfer Agent shall notify CIS in writing of the amount of each such annual cost of living increase prior to the commencement of such increase.
2The Annual Account Maintenance Fees, Other Account Fees, CUSIP/Base Fees and Activity Based Fees as listed herein will be effective as of November 1, 2015 through April 30, 2021.
3Fiduciary Fee is paid by shareholder and billed on an annual basis, not monthly basis.
4For purposes of determining the volume threshold for the Call Center Fees, the calls under this Agreement shall be aggregated with the calls under the Transfer Agency and Service Agreement between the Transfer Agent and Calvert Investment Management, Inc. with respect to the District of Columbia College Savings Program.